AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT dated as of this     15th      day of    December    , 2005, to the Custody Agreement, dated as of May 1, 2000 and Amendments to the Custody Agreement dated October 17, 2000 and March 29, 2001 (collectively, the "Agreement"), is entered into by and between Kinetics Mutual Funds, Inc., a Maryland corporation (the "Trust"), Kinetics Portfolio Trust, a Delaware business trust, and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to extend said Agreement to The Market Opportunities Fund and The Market Opportunities Portfolio; and

WHEREAS, the Agreement allows for its amendment by a written instrument executed by the parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC. /                   U.S. BANCORP FUND SERVICES, LLC
KINETICS PORTFOLIO TRUST

By: /s/ Leonid Polyakov	By: /s/ Joe D. Redwine

Name: Leonid Polyakov	Name: Joe D. Redwine

Title: Treasurer	Title: President

Exhibit A

Custody Services

Annual Fee Schedule - Domestic Funds/Portfolios
Separate Series of Kinetics Mutual Funds, Inc.

Name of Series
The Medical Fund/ The Medical Portfolio
The Internet Fund/ The Internet Portfolio
The Internet Emerging Growth Fund/ The Internet Emerging Growth Portfolio
The Paradigm Fund/ The Paradigm Portfolio
The Small Cap Opportunities Fund/ The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Fund/ The Kinetics Government Money Market Portfolio
The Market Opportunities Fund/The Market Opportunities Portfolio

Annual fee based upon market value
1 basis point per year
Minimum annual fee per fund - $3,000

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$12.00 per book entry security (depository or Federal Reserve system)
$25.00 per definitive security (physical)
$25.00 per mutual fund trade
$75.00 per Euroclear
$ 8.00 per principal reduction on pass-through certificates
$35.00 per option/futures contract
$15.00 per variation margin
$15.00 per Fed wire deposit or withdrawal
$ 6.00 per repurchase transaction

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity

Fees and out-of-pocket expenses are billed to the fund monthly, based upon market value at the beginning of the month

Updated: December 9, 2005